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                                                                    EXHIBIT 99.1

     MANHATTAN ASSOCIATES APPOINTS STEVE NORTON AS SENIOR VICE PRESIDENT AND
                             CHIEF FINANCIAL OFFICER

     CURRENT CFO, ED QUIBELL, TO TRANSITION TO EXPANDED ROLE IN MERGERS AND
                ACQUISITIONS AND BUSINESS PERFORMANCE IMPROVEMENT

ATLANTA - JANUARY 10, 2005 - Manhattan Associates(R), Inc. (Nasdaq: MANH), the global leader in providing supply chain execution and optimization solutions, has appointed Steve Norton to the post of senior vice president (SVP) and chief financial officer (CFO), effective February 15, 2005. Ed Quibell, Manhattan Associates' current CFO will take on an expanded and focused role as SVP of mergers and acquisitions as well as business performance improvement for the company. Both will report directly to Pete Sinisgalli, Manhattan Associates' president and chief executive officer (CEO).

"Ed has done an outstanding job as our CFO for the last three years, seeing us through a time of growth and solid financial management," said Sinisgalli. "As we have stated, mergers and acquisitions are a component of our growth strategy. Given Ed's leadership in recent acquisitions, and the operations leadership that he brought to Manhattan Associates in 2001, I have asked Ed to take on this broader role to lead our M&A activity as well as help us drive additional performance improvements across our organization," added Sinisgalli.

Mr. Norton is currently executive vice president (EVP) and CFO for Concurrent Computing, an Atlanta-based, publicly traded technology company that offers real-time computing and video-on-demand solutions. He has served as Concurrent's CFO for the past five years. Prior to Concurrent, Mr. Norton was vice president of finance for LHS Group, which he helped take public. He began his career in public accounting where he spent more than a decade with KPMG and Ernst & Young LLP.

"We are excited to have someone with Steve's history of success join Manhattan Associates' executive team as CFO," said Sinisgalli. "Steve's background and experience are well suited to lead our fiscally responsible organization and work with the investment community."

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ABOUT MANHATTAN ASSOCIATES, INC.

Manhattan Associates, Inc., is the global leader in providing supply chain execution and optimization solutions. It enables operational excellence through its warehouse, transportation, distributed order management, reverse logistics and trading partner management applications, as well as its RFID, performance management and event management capabilities. These Integrated Logistics Solutions (TM) leverage state-of-the-art technologies, innovative practices and our domain expertise to enhance performance, profitability and competitive advantage. Manhattan Associates has licensed more than 900 customers representing more than 1,600 facilities worldwide, which include some of the world's leading manufacturers, distributors and retailers. For more information about Manhattan Associates, visit http://www.manh.com.